Exhibit 10.1
US AIRWAYS GROUP, INC.
2011 Annual Incentive Program
(Established Effective January 19, 2011)
Section I. Purpose
The purpose of the US Airways Group, Inc. 2011 Annual Incentive Program (the “Program”) is to:
•	Motivate executives and other key management to increase shareholder value, and
•	Encourage strategic decision-making by rewarding the achievement of certain financial and operational goals.
The Program sets forth the terms and conditions for cash Performance Grants and Incentive Awards (“Awards”) to be paid for the 2011 Plan Year under the US Airways Group, Inc. 2008 Equity Incentive Plan (the “Plan”) to individuals employed in eligible positions.
Section II. Eligibility Criteria
Employees of US Airways Group, Inc. (the “Company”) or a Related Company (as that term is defined in the Plan) who are currently employed in the following organizational levels are eligible to participate in the Program:
Chief Executive Officer
President
Executive Vice President
Senior Vice President
Vice President
Managing Director
Director
Notwithstanding anything in this Program to the contrary, pilots who serve in management positions up to and including the managing director level within the east pilot contract group are not eligible to participate in the Program.
An employee who is hired by the Company (or a Related Company) into an eligible position on or before September 30th of the Plan Year (as defined in the Plan) or who is promoted by the Company (or a Related Company) into an eligible position from a non-eligible position at any time during the Plan Year is eligible to participate in the Program for the Plan Year, but any Award earned hereunder for the Plan Year shall be reduced pro rata to reflect the number of whole months during the Plan Year such employee is eligible for the Program.

An employee who is promoted or demoted by the Company (or a Related Company) into an eligible position at any time during the Plan Year from another eligible position with a lower or higher Award Level (as listed in Section III below), will receive an Award for the Plan Year that is adjusted pro rata to reflect the number of whole months such employee was employed at each eligible position and the Award Level for such position.
An employee who is demoted by the Company (or a Related Company) into a non-eligible position at any time during the Plan Year from an eligible position, will receive an Award for the Plan Year (subject to Section IV below) that is reduced pro rata to reflect the number of whole months such employee was employed at an eligible position, notwithstanding that such employee is not currently eligible to participate in the Program.
For purposes of making pro rata adjustments under this Program, an employee will receive credit for a whole month in a position if such employee is in the applicable position on or before the 15th day of the applicable month; and an employee will not receive credit for any month in which the employee does not continue in the applicable position through the 16th day of the applicable month.
Awards are conditioned upon the employee’s continued active employment with the Company (or a Related Company) through the date of payment of the Award, with certain exceptions set forth in Section IV below.
Section III. Award Levels
Participants have the opportunity to earn Performance Grants and Awards under the Program for the 2011 Plan Year based on the achievement of certain financial and operational targets as described in the Plan and as adopted by the Committee in writing at the time of its approval of this Program.
Awards will be adjusted to reflect the employee’s eligible position(s) as set forth in Section II above.
The Committee may, in its discretion, increase or decrease the amount of an Award based on individual performance, by which a Participant’s Award may be increased by up to 50% or decreased to zero. The aggregate effect of the individual performance modifier for all Participants may not result in an increase to the aggregate Program incentive amount. Further, in no event shall an individual payout exceed 200% of the target.

Minimum, target, and maximum Award Levels are set forth below.
Award Levels Expressed as
Percentage of Base Salary

Level	Minimum	Target	Maximum
Chief Executive Officer	0%	125%	200%
President	0%	110%	200%
Executive Vice President	0%	100%	200%
Senior Vice President	0%	80%	160%
Vice President	0%	65%	130%
Managing Director	0%	40%	80%
Director	0%	30%	60%
All Award Levels are expressed as a percentage of the employee’s base salary as in effect on the last day of the Plan Year, except that:
•
if the employee is promoted or demoted during the Plan Year as described in Section II, the last base salary in effect for such employee at the eligible position prior to the demotion or promotion will be used to determine the pro rata Award attributable to such eligible position; and

•
if the employee is a pilot who serves in a management position up to and including the managing director level within the west pilot contract group, the base salary for purposes of determining the Award for such eligible position will not exceed the highest base salary of any eligible non-pilot employee at the equivalent Award Level (as set forth in the table above) used to determine any Award under this Program for the Plan Year.

If a Participant is continuously and actively employed during the entire Plan Year, but forfeits his or her Award because the Participant did not satisfy the continuous active employment requirements set forth in Section IV through the date of payment of the Award, then the CEO or his or her designee is hereby authorized to reallocate the value of such Award among other Participants who have qualified for Awards under the Program and whose individual performances, in the opinion of the CEO or his or her designee, warrant increased Award amounts. An Award will be increased only to the extent that it does not exceed any dollar or percentage limits set by the Committee at the time of approval of the Program, and to the extent it will be credited to an executive officer, only if the Committee approves the increased amount.
Section IV. Award Payment Timing, Early Payment and Separation
All Awards shall be paid in cash as soon as possible after the close of the 2011 Plan Year, but no later than March 15, 2012, or as soon thereafter if such payment was administratively impracticable to make by such date and such impracticability was unforeseeable as of the date upon which the legally binding right to such payment arose (as determined under Treasury Regulation Section 1.409A-1(b)(4)(ii)). Payments will be subject to all required federal, state, and local tax withholding.

To receive an Award, an employee must be in continuous active employment with the Company (or a Related Company) through the date of payment of the Award, unless otherwise prohibited by law, subject to the following special rules:
•
if the employee is on a leave of absence on the date of payment of the Award, but is otherwise eligible for such Award, the employee will receive the applicable payment as soon as possible after the date the employee has returned to active employment with the Company (or a Related Company) for thirty (30) days, or thirty (30) days after the employee separates from service with the Company (and all Related Companies) due to death, Disability (as defined in the Plan), or on account of retirement (as defined below) during such leave of absence.

•
if the employee separates from service with the Company (and all Related Companies) while actively employed in an eligible position due to death, Disability, or retirement prior to the payment of the Award, but is otherwise eligible for such Award, the employee will be treated as having been actively employed on the date of payment of the Award.

For purposes of this Program, “retirement” means the employee’s separation from service with the Company (and all Related Companies) after attainment of age fifty-five (55) and completion of ten (10) years of service with the Company (or any Related Company).
If the employee separates from service with the Company (and all Related Companies) for any reason other than death, Disability, or retirement (whether such separation is voluntary or involuntary or during active employment or a leave of absence), or does not return from a leave of absence existing at the date of payment of an Award and continue employment thereafter for at least thirty (30) days, no unpaid Award will be due under the Program, unless otherwise required by law.
Section V. Program Administration
The Program will be administered by the Committee in accordance with the Plan and, where an Award is intended by the Committee to qualify as a Performance Grant under the Plan, in a manner that satisfies the requirements of Section 162(m) of the Internal Revenue Code for qualified “performance-based” compensation.
Awards generally are calculated and distributed as provided in Sections III and IV; provided, however, that no Award payments will be made unless the Committee certifies in writing with respect to each officer (a) that all material terms of the Program have been satisfied and (b) that payments to the employee in stated amounts are appropriate under the Program.
Section VI. Absence of Program Funding; No Equity Interest
Benefits under the Program shall be paid from the general funds of the Company (or the Related Company), and an employee (or the employee’s estate in the event of death) shall be no more than an unsecured general creditor of the Company (or the Related Company) with no special or prior right to any assets of the Company (or the Related Company).

Nothing contained in the Program shall be deemed to give any employee any equity or other interest in the assets, business or affairs of the Company or any Related Company. It is not intended that an employee’s interest in the Program shall constitute a security or equity interest within the meaning of any state or federal securities laws.
Section VII. No Transferability
An employee shall not have any right to transfer, sell, alienate, assign, pledge, mortgage, collateralize or otherwise encumber any of the payments provided by this Program.
Section VIII. No Employment Rights
This Program is not intended to be a contract of employment. Both the employee and the Company (and all Related Companies) have the right to end their employment with or without cause or notice.
Section IX. Interpretation, Amendment and Termination
The Committee shall have the power to interpret all provisions of the Program, which interpretations shall be final and binding on all persons. The provisions of this document shall supersede all provisions of any and all such prior documents relating to the Program and its subject matter. However, if the provisions of this document conflict with any provision of the Plan, the provisions set forth in the Plan shall govern in all cases. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Program, without regard to such state’s conflict of laws rules.
The Committee reserves the right to amend or terminate the Program at any time, with or without prior notice; provided, however, that all amendments to the Program shall preserve the qualification of Performance Grants made under the Program as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Notwithstanding the foregoing, the Committee may not amend the Program in a way that would materially impair the rights of an employee with respect to a previously-granted Award, except to the extent necessary to preserve the qualification of Performance Grants as “performance-based” compensation under Section 162(m) of the Internal Revenue Code or unless such employee has consented in writing to such amendment.
Notwithstanding the foregoing, in the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of the Company, whether similar or dissimilar (each a “Force Majeure Event”), which Force Majeure Event affects the Company or its Related Companies or other affiliates, the Committee, in its sole discretion, may terminate or suspend, delay, defer (for such period of time as the Committee may deem necessary), or substitute any Awards due currently or in the future under the Program, including, but not limited to, any Awards that have accrued to the benefit of employees but have not yet been paid, subject to Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.